Exhibit 99.1

CARS Reports Second Quarter 2023 Results

Delivered Second Quarter Guidance

Achieved 6% ARPD and 5% Traffic Year-Over-Year Growth

Generated $56 Million of Year-To-Date Cash Flow From Operations

CHICAGO, Aug. 3, 2023 -- Cars.com Inc. (NYSE: CARS) (“CARS” or the “Company”), the leading digital automotive platform that provides a robust set of digital solutions, today released its financial results for the second quarter ended June 30, 2023.

Q2 2023 Financial and Key Metric Highlights

●
Revenue of $168.2 million, up $5.3 million, or 3% year-over-year
●
Net income of $94.1 million, or $1.37 per diluted share, compared to $5.5 million, or $0.08 per diluted share, in the prior year. Current quarter Net income was primarily related to the release of a significant portion of the Company's valuation allowance
●
Adjusted EBITDA of $45.6 million, or 27% of revenue, up $0.3 million year-over-year
●
Average Monthly Unique Visitors (“UVs”) of 26.9 million, compared to 27.1 million a year ago
●
Traffic (“Visits”) of 156.0 million, up 5% year-over-year
●
Monthly Average Revenue Per Dealer (“ARPD”) of $2,472, up 6% from the prior year period
●
Dealer Customers were 18,785 as of June 30, 2023, compared to 19,186 as of March 31, 2023

Operational Highlights

●
The Marketplace Repackaging initiative, that better aligns subscription pricing and value delivery, is over 60% complete; two-thirds of the repackaged customers have selected the value-added Preferred or Premium Package, which helped drive more than half of the Company’s year-over-year increase in ARPD
●
Website customers increased to nearly 6,200, up 9% from a year ago and website upsells grew by more than 1,800 from a year ago; Accu-Trade Connected units increased to over 750 from 100, a year ago
●
Modernized Cars.com logo and launched "Possibilities" advertising campaign with the tagline "Where to Next?" featuring how CARS supports consumers and dealers, in every aspect of the car buying and selling process
●
Published 2023 American Made Index and Consumer survey which found that interest and demand for American-made vehicles remain strong; consumers are willing to pay up to a 30% premium to support U.S. jobs. This editorial content garnered more than 550 media stories promoting the Cars.com brand

“We delivered solid results in the second quarter and garnered positive dealer reception and adoption of our Preferred and Premium Packages and digital solutions,” said Alex Vetter, Chief Executive Officer. “Consumer demand remains strong and customer engagement with our solutions is increasing as well. We believe that our continued efforts to drive digital adoption across our industry will yield increased value to consumers, dealers, and OEMs as well as growth in Revenue and Adjusted EBITDA this year and beyond.”

Q2 2023 Results

Revenue for the second quarter totaled $168.2 million, an increase of $5.3 million, or up 3%, compared to the prior year period. Dealer revenue grew 6% year-over-year, driven by continued growth in solutions and media products, as well as growth resulting from the Marketplace Repackaging initiative.

Second quarter ARPD grew 6%, or $146, year-over-year to $2,472. As of June 30, 2023, Dealer Customers totaled 18,785 as compared to 19,186 at the end of the first quarter of 2023. The sequential change in Dealer Customers was primarily due to the expected cancellations driven by lower-inventory customers as a result of the Company’s Marketplace Repackaging initiative. Marketplace revenue growth drove over 50%, or $78, of the Company’s year-over-year growth in ARPD. The balance of the Company’s ARPD growth was driven by expansion and improved pricing of dealer solutions, including websites and Accu-Trade.

Total operating expenses for the second quarter were $155.8 million, compared to $147.5 million for the prior year period. Adjusted Operating Expenses for the quarter were $147.1 million, an $8.3 million increase compared to the prior year period. The increase is primarily due to increased Marketing and sales costs largely due to higher compensation, as well as costs associated with the Company’s new advertising campaign. The Company also continued to invest in Product and technology and experienced higher compensation and third party costs, including licenses and consulting costs.

Net income for the quarter was $94.1 million, or $1.37 per diluted share, compared to $5.5 million, or $0.08 per diluted share, in the second quarter of 2022. Current quarter Net income was primarily related to the release of a significant portion of the Company's valuation allowance, given the expectation of projected future income and utilization of the Company’s tax assets.

Adjusted EBITDA for the quarter totaled $45.6 million, or 27% of revenue, compared to $45.3 million, or 28% of revenue, for the prior year period.

For the quarter, Average Monthly Unique Visitors were 26.9 million and total Traffic increased 5% to 156.0 million, compared to the second quarter of 2022. Organic traffic grew 4% year-over-year, driven by increased consumer demand, enhanced website experiences and continued strength in the Company’s App, where visits increased 13% compared to the prior year.

Cash Flow and Balance Sheet

Net cash provided by operating activities for the six-month period ended June 30, 2023 was $56.2 million, compared to $42.3 million in the prior year. Free Cash Flow in the first six months totaled $45.6 million compared to $33.7 million in 2022. The increase was primarily driven by positive changes in working capital and higher Adjusted EBITDA, which was partially offset by increased cash taxes. In addition to the semi-annual bond interest payment of $12.8 million, the Company made cash tax payments of $12.2 million during the quarter.

During the first six months of 2023, the Company paid down $22.5 million of debt, reducing total debt outstanding to $458.8 million, as of June 30, 2023. At quarter-end, the Company’s net leverage ratio was 2.3x, within its target net leverage ratio of 2.0x to 2.5x. Total liquidity was $258.6 million, including cash and cash equivalents of $28.6 million and $230.0 million of undrawn revolver capacity, as of June 30, 2023.

Year-to-date, the Company repurchased 0.9 million of its common shares for $17.2 million.

“We delivered another quarter of solid performance with Revenue and Adjusted EBITDA, both within our guidance. Our solid results are a testament to our platform strategy and diversified set of solutions. Given these results, we are raising the midpoint of our full-year revenue guidance to 5% year-over-year growth and reaffirming our margin expectations of approaching 30% by the fourth quarter,” said Sonia Jain, Chief Financial Officer of CARS.

2023 Outlook

The Company is well-positioned to deliver profitable growth through continued dealer and OEM adoption of its suite of value-added solutions. Third quarter revenue is expected to be between $172.0 million and $174.0 million, reflecting year-over-year revenue growth of 4.5% to 5.7%. Guidance reflects the continued roll-out of the Company’s Marketplace Repackaging initiative, expansion of dealer solutions and media products, and modest sequential improvement in OEM and National Revenue.

Adjusted EBITDA margin for the third quarter is expected to be between 26.5% and 28.5%, reflecting third quarter revenue guidance and increased Marketing investment to support our Cars.com brand relaunch.

The Company tightened its full-year revenue guidance range to 4% to 6% year-over-year growth, raising the midpoint of revenue guidance, which reflects the benefit of the Company’s Marketplace Repackaging initiative and assumes a conservative outlook on OEM and National Revenue despite recent improvements in inventory levels.

Margins are expected to improve over the course of the year, and the Company expects to exit the year with fourth quarter Adjusted EBITDA margins approaching 30%.

Q2 2023 Earnings Call

As previously announced, management will hold a conference call and webcast today at 8:00 a.m. CT. This webcast may be accessed at CARS’ Investor Relations website, investor.cars.com. An archive of the webcast will be available at investor.cars.com following the conclusion of the call.

About CARS

CARS is a leading automotive marketplace platform that provides a robust set of digital solutions that connect car shoppers with sellers. Launched in 1998 with the flagship marketplace Cars.com and headquartered in Chicago, the Company empowers shoppers with the data, resources and digital tools needed to make informed buying decisions and seamlessly connect with automotive retailers. In a rapidly changing market, CARS enables dealerships and OEMs with innovative technical solutions and data-driven intelligence to better reach and influence ready-to-buy shoppers, increase inventory turn and gain market share.

In addition to Cars.com™, CARS brands include Dealer Inspire®, a technology provider building solutions that future-proof dealerships with more efficient operations and connected digital experiences; FUEL™, which gives dealers and OEMs the opportunity to harness the untapped power of digital video by leveraging Cars.com's pure audience of in-market car shoppers, DealerRater®, a leading car dealer review and reputation management platform, CreditIQ®, digital financing technology and Accu-Trade®, vehicle valuation and appraisal technology.

The full suite of CARS properties includes Cars.com™, Dealer Inspire®, FUEL™, DealerRater®, CreditIQ®, Accu-Trade.com®. For more information, visit www.Cars.com

Non-GAAP Financial Measures

This earnings release discusses Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow and Adjusted Operating Expenses. These financial measures are not prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). These financial measures are presented as supplemental measures of operating performance because the Company believes they provide meaningful information regarding the Company’s performance and provide a basis to compare operating results between periods. In addition, the Company uses Adjusted EBITDA as a measure for determining incentive compensation targets. Adjusted EBITDA also is used as a performance measure under the Company’s credit agreement and includes adjustments such as the items defined below and other further adjustments, which are defined in the credit agreement. These non-GAAP financial measures are frequently used by the Company’s lenders, securities analysts, investors and other interested parties to evaluate companies in the Company’s industry. For a reconciliation of the non-GAAP measures presented in this earnings release to their most directly comparable financial measure prepared in accordance with GAAP, see "Non-GAAP Reconciliations" below.

Other companies may define or calculate these measures differently, limiting their usefulness as comparative measures. Because of these limitations, non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. Definitions of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are presented in the tables below.

The Company defines Adjusted EBITDA as net income (loss) before (1) interest expense, net, (2) income tax (benefit) expense, (3) depreciation, (4) amortization of intangible assets, (5) stock-based compensation expense, (6) unrealized mark-to-market adjustments and cash transactions related to derivative instruments, and (7) certain other items, such as transaction-related items, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets.

Transaction-related items result from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (1) transaction-related bonuses and (2) expenses for advisors and representatives such as investment bankers, consultants, attorneys and accounting firms. Transaction-related items may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees, consulting, compensation and other incremental costs associated with integration projects, fair value changes to contingent considerations and amortization of deferred revenue related to the Accu-Trade acquisition.

The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures, including purchases of property and equipment and capitalization of internally developed technology.

The Company defines Adjusted Operating Expenses as total operating expenses adjusted to exclude stock-based compensation, write-off and impairments of goodwill, intangible assets, long-lived assets, severance, transformation and other exit costs and transaction-related items.

Key Metric Definitions

Average Monthly Unique Visitors (“UVs”) and Traffic (“Visits”). The Company defines UVs in a given month as the number of distinct visitors that engage with its platform during that month. Visitors are identified when a user first visits an individual CARS property on an individual device/browser combination or installs one of its mobile apps on an individual device. If a visitor accesses more than one of its web properties or apps or uses more than one device or browser, each of those unique property/browser/app/device combinations counts toward the number of UVs. Traffic is defined as the number of visits to CARS desktop and mobile properties (responsive sites and mobile apps). The Company measures UVs and Traffic via Adobe Analytics. These metrics do not include traffic to Dealer Inspire websites.

Monthly Average Revenue Per Dealer ("ARPD"). The Company believes that its ability to grow ARPD is an indicator of the value proposition of its platform. The Company defines ARPD as Dealer revenue, excluding digital advertising services, during the period divided by the monthly average number of Dealer Customers during the same period. Beginning with the three months ended June 30, 2022, Accu-Trade is included in our ARPD metric, which had an immaterial impact on ARPD for the quarterly periods. No prior period has been recast as it would be impracticable to do so.

Dealer Customers. Dealer Customers represent dealerships using the Company’s products as of the end of each reporting period. Each physical or virtual dealership location is counted separately, whether it is a single-location proprietorship or part of a large, consolidated dealer group. Multi-franchise dealerships at a single location are counted as one dealer. Beginning June 30, 2022, this key operating metric includes Accu-Trade; however, no prior period has been recast as it would be impracticable to do so.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the federal securities laws. All statements other than statements of historical facts are forward-looking statements. Forward-looking statements include information concerning the Company’s industry, Dealer Customers, results of operations, business strategies, plans and objectives, market potential, outlook, trends, future financial performance, planned operational and product improvements, potential strategic transactions, recent acquisitions, such as CreditIQ and Accu-Trade, liquidity, including draws from the Company’s revolving credit facility, expense management and other matters and involve known and unknown risks that are difficult to predict. These statements often include words such as "believe," "expect," "project," "anticipate," "outlook," "intend," "strategy," "plan," "estimate," "target," "seek," "will," "may," "would," "should," "could," "forecasts," "mission," "strive," "more," "goal" or similar expressions. As a result, the Company’s actual financial results, performance, achievements, strategic actions or prospects may differ materially from those expressed or implied by these forward-looking statements. Forward-looking statements are based on the Company’s current expectations, beliefs, strategies, estimates, projections and assumptions, based on its experience in the industry as well as the Company’s perceptions of historical trends, current conditions, expected future developments, global supply chain shortages, fluctuating fuel prices and other factors the Company thinks are appropriate. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are expressed in good faith and the Company believes these judgments are reasonable. However, you should understand that these statements are not guarantees of strategic action, performance or results. The Company’s actual results and strategic actions could differ materially from those expressed in the forward-looking statements. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. Comparisons of results between current and prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data. Whether or not any such forward-looking statement is in fact achieved will depend on future events, some of which are beyond the Company’s control.

Forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond the Company’s control, that could cause its actual results and strategic actions to differ materially from those expressed in the forward-looking statements contained in this press release. For a detailed discussion of many of these and other risks and uncertainties, see the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, its Current Reports on Form 8-K and its other filings with the Securities and Exchange Commission, available on the Company’s website at investor.cars.com or via EDGAR at www.sec.gov. All forward-looking statements contained in this press release are qualified by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of these risks and uncertainties. The forward-looking statements contained in this press release are based only on information currently available to the Company and speak only as of the date of this press release. The Company undertakes no obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

The forward-looking statements in this report are intended to be subject to the safe harbor protection provided by the federal securities laws.

CARS Investor Relations Contact:

Robbin Moore-Randolph

rmr@cars.com

312.601.5929

CARS Media Contact:

Marita Thomas

mthomas@cars.com

312.601.5692

###

Cars.com Inc.

Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue:
Dealer	$153,309	$143,987	$303,152	$284,403
OEM and National	12,402	14,144	25,945	29,318
Other	2,465	4,742	6,147	7,359
Total revenue	168,176	162,873	335,244	321,080
Operating expenses:
Cost of revenue and operations	30,415	29,504	60,210	57,256
Product and technology	24,956	23,117	49,057	44,424
Marketing and sales	58,153	54,655	116,450	111,749
General and administrative	17,649	17,211	35,953	33,771
Depreciation and amortization	24,669	23,001	48,711	47,554
Total operating expenses	155,842	147,488	310,381	294,754
Operating income	12,334	15,385	24,863	26,326
Nonoperating expense:
Interest expense, net	(8,150)	(9,047)	(16,394)	(18,377)
Other (expense) income, net	(3,133)	(54)	5,106	154
Total nonoperating expense, net	(11,283)	(9,101)	(11,288)	(18,223)
Income before income taxes	1,051	6,284	13,575	8,103
Income tax (benefit) expense	(93,075)	739	(92,030)	(1,782)
Net income	$94,126	$5,545	$105,605	$9,885
Weighted-average common shares outstanding:
Basic	66,762	69,194	66,646	69,329
Diluted	68,493	70,257	68,118	70,505
Earnings per share:
Basic	$1.41	$0.08	$1.58	$0.14
Diluted	1.37	0.08	1.55	0.14

Cars.com Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

	June 30, 2023	December 31, 2022
Assets:	(unaudited)
Current assets:
Cash and cash equivalents	$28,605	$31,715
Accounts receivable, net	111,237	107,930
Prepaid expenses	10,104	8,377
Other current assets	7,363	605
Total current assets	157,309	148,627
Property and equipment, net	45,201	45,218
Goodwill	102,856	102,856
Intangible assets, net	668,771	707,088
Deferred tax assets, net	91,255	48
Investments and other assets, net	20,151	21,033
Total assets	$1,085,543	$1,024,870
Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$19,888	$18,230
Accrued compensation	16,343	19,316
Current portion of long-term debt, net	16,758	14,134
Other accrued liabilities	67,574	54,332
Total current liabilities	120,563	106,012
Noncurrent liabilities:
Long-term debt, net	434,210	458,249
Other noncurrent liabilities	53,313	76,179
Total noncurrent liabilities	487,523	534,428
Total liabilities	608,086	640,440
Commitments and contingencies
Stockholders' equity:
Preferred Stock at par, $0.01 par value; 5,000 shares authorized; no shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	—	—
Common Stock at par, $0.01 par value; 300,000 shares authorized; 66,477 and 66,287 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	665	662
Additional paid-in capital	1,499,363	1,511,944
Accumulated deficit	(1,022,571)	(1,128,176)
Total stockholders' equity	477,457	384,430
Total liabilities and stockholders' equity	$1,085,543	$1,024,870

Cars.com Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net income	$105,605	$9,885
Adjustments to reconcile Net income to Net cash provided by operating activities:
Depreciation	10,394	7,857
Amortization of intangible assets	38,317	39,697
Amortization of Accumulated other comprehensive loss on interest rate swap	—	2,362
Changes in fair value of contingent consideration	(5,182)	—
Stock-based compensation	13,520	11,628
Deferred income taxes	(92,587)	(92)
Provision for doubtful accounts	1,319	463
Amortization of debt issuance costs	1,549	1,630
Amortization of deferred revenue related to Accu-Trade Acquisition	(883)	(1,767)
Other, net	330	173
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(4,626)	(4,383)
Prepaid expenses and other assets	(8,065)	(6,683)
Accounts payable	1,658	(2,422)
Accrued compensation	(2,973)	(9,904)
Other liabilities	(2,194)	(6,164)
Net cash provided by operating activities	56,182	42,280
Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	—	(64,770)
Capitalization of internally developed technology	(10,061)	(7,624)
Purchase of property and equipment	(508)	(931)
Net cash used in investing activities	(10,569)	(73,325)
Cash flows from financing activities:
Proceeds from Revolving Loan borrowings	—	45,000
Payments of long-term debt	(22,500)	(5,000)
Payments for stock-based compensation plans, net	(9,069)	(6,838)
Repurchases of common stock	(17,154)	(23,052)
Net cash (used in) provided by financing activities	(48,723)	10,110
Net decrease in cash and cash equivalents	(3,110)	(20,935)
Cash and cash equivalents at beginning of period	31,715	39,069
Cash and cash equivalents at end of period	$28,605	$18,134
Supplemental cash flow information:
Cash paid for income taxes	$12,282	$629
Cash paid for interest and swap	15,541	17,664

Cars.com Inc.

Non-GAAP Reconciliations

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Reconciliation of Net income to Adjusted EBITDA

Net income	$94,126	$5,545	$105,605	$9,885
Interest expense, net	8,150	9,047	16,394	18,377
Income tax (benefit) expense	(93,075)	739	(92,030)	(1,782)
Depreciation and amortization	24,669	23,001	48,711	47,554
Stock-based compensation	7,720	6,581	14,672	11,998
Write-off of long-lived assets and other	195	15	330	(31)
Severance, transformation and other exit costs	661	1,419	1,878	1,811
Transaction-related items	3,203	(1,043)	(5,574)	(486)
Adjusted EBITDA	$45,649	$45,304	$89,986	$87,326

Reconciliation of Net cash provided by operating activities to Free cash flow

Net cash provided by operating activities	$28,041	$11,922	$56,182	$42,280
Capitalization of internally developed technology	(4,889)	(4,108)	(10,061)	(7,624)
Purchase of property and equipment	(309)	(439)	(508)	(931)
Free cash flow	$22,843	$7,375	$45,613	$33,725

Reconciliation of Operating expenses to Adjusted operating expenses for the Three Months Ended June 30, 2023:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$30,415	$—	$(443)	$29,972
Product and technology	24,956	—	(2,372)	22,584
Marketing and sales	58,153	—	(1,531)	56,622
General and administrative	17,649	(982)	(3,374)	13,293
Depreciation and amortization	24,669	—	—	24,669
Total operating expenses	$155,842	$(982)	$(7,720)	$147,140

Total nonoperating expense, net	$(11,283)	$3,077	$—	$(8,206)

(1) Includes transaction related items, severance, transformation and other exit costs, and write-off of long-lived assets and other.

Reconciliation of Operating expenses to Adjusted operating expenses for the Three Months Ended June 30, 2022:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$29,504	$—	$(324)	$29,180
Product and technology	23,117	—	(2,092)	21,025
Marketing and sales	54,655	—	(1,467)	53,188
General and administrative	17,211	(2,031)	(2,698)	12,482
Depreciation and amortization	23,001	—	—	23,001
Total operating expenses	$147,488	$(2,031)	$(6,581)	$138,876

Total nonoperating expense, net	$(9,101)	$(15)	$—	$(9,116)

(1) Includes severance, transformation and other exit costs, transaction related items, and write-off of long-lived assets and other.

Reconciliation of Operating expenses to Adjusted operating expenses for the Six Months Ended June 30, 2023:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$60,210	$—	$(750)	$59,460
Product and technology	49,057	—	(4,429)	44,628
Marketing and sales	116,450	—	(2,964)	113,486
General and administrative	35,953	(2,899)	(6,529)	26,525
Depreciation and amortization	48,711	—	—	48,711
Total operating expenses	$310,381	$(2,899)	$(14,672)	$292,810

Total nonoperating expense, net	$(11,288)	$(5,182)	$—	$(16,470)

(1) Includes transaction related items, severance, transformation and other exit costs, and write-off of long-lived assets and other.

Reconciliation of Operating expenses to Adjusted operating expenses for the Six Months Ended June 30, 2022:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$57,256	$—	$(519)	$56,737
Product and technology	44,424	—	(3,332)	41,092
Marketing and sales	111,749	—	(2,772)	108,977
General and administrative	33,771	(3,646)	(5,375)	24,750
Depreciation and amortization	47,554	—	—	47,554
Total operating expenses	$294,754	$(3,646)	$(11,998)	$279,110

Total nonoperating expense, net	$(18,223)	$(185)	$—	$(18,408)

(1) Includes severance, transformation and other exit costs, transaction related items, and write-off of long-lived assets and other.